First China Pharma Provides Guidance Regarding 2nd Quarter Report

HONG KONG—(Marketwire - 11/22/10) - First China Pharmaceutical Group, Inc. (OTC.BB:FCPG) ("First China" or the "Company") is pleased to announce its results for the second quarter, ending September 30, 2010.

The unaudited financial results indicate net sales of $1.0 million with comprehensive income of $162,340. All of the sales were for the two-week period from September 15 to September 30 and resulted from the Company's wholly-owned operating subsidiary, Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which the Company acquired on September 15, 2010.

Because XYT represents the operating business of the Company, management believes that the unaudited consolidated pro forma income statement below more accurately represents the financial performance of First China on a comparative basis year over year and quarter to quarter. On a proforma basis XYT's net sales for the quarter ended September 30, 2010 was $7.1 million, up 13% from the same period in 2009 while comprehensive income was up to $1.056 million an increase of 4% from the same period in 2009. Cost of sales increased by 19%, primarily due to increased inventory purchases.

Company Chairman and CEO Mr. Zhen Jiang Wang notes, "We are very pleased that our consolidated second quarter results for 2010 surpassed our Q2 performance in 2009 as shown in the attached consolidated pro forma financial statement. We continue to expand largely due to our superior distribution and logistics strategy which permits us to outperform our competitors. We wanted to clearly show that due to US GAAP requirements the quarterly report (10Q) filed on November 19 only represents our consolidated financial performance for the period of September 15 to September 30, 2010 as the Share Exchange Agreement between XYT and First China was executed on September 15, 2010."

FIRST CHINA PHARMACEUTICAL GROUP LIMITED
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Stated in US Dollars)
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
	$	$	$	$

Net sales	7,136,387	6,361,227	14,341,498	12,583,094
Costs of sales	(5,762,563)	(4,831,240)	(11,713,527)	(10,046,342)

Gross profit	1,373,824	1,529,987	2,627,971	2,536,752
Selling Expenses	(3,811)	(5,805)	(9,263)	(11,750)
Administrative expenses	(30,770)	(36,690)	(71,797)	(66,558)
Depreciation and amortization	(2,476)	(972)	(4,936)	(15)
Other operating expenses	(21,475)	(2,779)	(42,772)	(7,435)
Income from operations	1,315,292	1,483,741	2,499,203	2,450,994
Interest income	32	1,526	63	7,416
Interest expense	(12,308)	(542)	(19,854)	(1)

Income before tax	1,303,016	1,484,725	2,479,412	2,458,409
Income tax	(325,772)	(372,389)	(620,985)	(616,523)

Net income	977,244	1,112,336	1,858,427	1,841,886
Other comprehensive income - foreign currency translation	79,114	(96,064)	158,228	(192,127)
Adjustments		-		-

Comprehensive income	1,056,358	1,016,272	2,016,655	1,649,759
Earnings per share
Basic	0.0163	0.0247	0.0310	0.0409
Weighted average number of common shares outstanding	60,000,000	45,000,000	60,000,000	45,000,000

Details of the company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About First China Pharmaceutical Group, Inc. (OTC.BB:FCPG)

First China Pharmaceutical Group, Inc. aims to develop a high growth pharmaceutical distribution company generating significant revenue from the sale of healthcare products in China. As part of its business strategy, the Company has acquired the assets of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which includes a strategic advantage over its competitors as it is one of a handful of pharmaceutical distribution companies in Yunnan Province that has obtained government approval to market and fill orders using the internet. First China Pharmaceutical Group plans to continue the rapid growth of the company from its current position as a provider of approximately 5,000 drugs to more than 4,700 pharmacies, hospitals and clinics in China's Yunnan Province. For more information visit: www.firstchinapharma.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, regulatory incentives, the development of new business opportunities, and projected costs, revenue, profits and results operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
First China Pharmaceutical Group, Inc.
Zhen Jiang Wang
Chairman and CEO

Contact:
Evergreen Investor Relations, Inc.
Phone: 1-888-518-3274
Email: info@firstchinapharma.com
Web: www.firstchinapharma.com